Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-171278 on Form S-8 and Registration Statement No. 333-178506 on Form S-3, of our reports dated February 29, 2016, relating to the consolidated financial statements of RigNet, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Accounting Standards Update No. 2015-17, Income Taxes (Topic740)), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of RigNet, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 29, 2016